Exhibit 10.4

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF

OCTOBER 7, 2009

BY AND AMONG

TRIAD GUARANTY INSURANCE CORPORATION,

TRIAD GUARANTY INC.

AND

ESSENT GUARANTY, INC.

1

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4.7	Financing	19

ARTICLE V	COVENANTS	19

5.1	Access and Investigation	19
5.2	Operation of the Business	20
5.3	Employment Matters	21
5.4	Efforts to Consummate	23
5.5	Efforts to Obtain Consents from Third Parties	24
5.6	Notification	25
5.7	No Negotiation	26
5.8	Non-Solicitation	26
5.9	Confidential Information	27
5.10	Acknowledgment	28
5.11	Tax Matters	28
5.12	Certain Limitations on Resale	29
5.13	Release	29

ARTICLE VI	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE	29

6.1	Accuracy of Representations	29
6.2	Performance	29
6.3	Consents	29
6.4	Fannie Mae; Freddie Mac	30
6.5	No Proceedings or Illegality	30
6.6	No Bankruptcy or Receivership	30
6.7	No Material Adverse Change	30
6.8	Closing Deliveries	30

ARTICLE VII	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE	30

7.1	Accuracy of Representations	30
7.2	Performance	31
7.3	Consents	31
7.4	No Proceedings or Illegality	31
7.5	No Bankruptcy or Receivership	31
7.6	Closing Deliveries	31

ARTICLE VIII	TERMINATION	31

8.1	Termination Events	31
8.2	Effect of Termination	32

ARTICLE IX	INDEMNIFICATION; REMEDIES	32

9.1	Survival of Representations, Warranties and Covenants	32
9.2	Indemnification	32
9.3	Defense of Claims	34

ARTICLE X	DEFINITIONS	35

10.1	Certain Definitions	35
10.2	General Interpretation	42

ii

ARTICLE XI	MISCELLANEOUS	43

11.1	Expenses	43
11.2	Press Releases and Public Announcements	43
11.3	Notices; Certain Consents	43
11.4	Mandatory and Binding Arbitration	45
11.5	Further Assurances	46
11.6	Amendments and Waivers	46
11.7	Entire Agreement	46
11.8	Assignments, Successors and No Third-Party Rights	46
11.9	Severability	46
11.10	No Merger or Continuation	47
11.11	Governing Law	47
11.12	Counterparts; Facsimile	47
11.13	Guaranty	47

Exhibit A:	Opinion of Counsel
Exhibit B:	Sellers’ Officer Certificate
Exhibit C:	Sellers’ Secretary Certificate
Exhibit D:	Buyer’s Officer Certificate
Exhibit E:	Buyer’s Secretary Certificate
Exhibit F:	Bill of Sale
Exhibit G:	Assignment and Assumption Agreement
Exhibit H:	Sellers’ Account
Exhibit I:	Services Agreement
Exhibit J:	Sublease
Exhibit K:	Press Release
Schedule I:	Allocation
Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 7, 2009 by and among Triad Guaranty Insurance Corporation, an Illinois domiciled insurance company (“TGIC”), and Triad Guaranty Inc., a Delaware corporation (“TGI” and, together with TGIC, the “Sellers”) and Essent Guaranty, Inc., a Pennsylvania stock insurance company (the “Buyer”).

RECITALS

WHEREAS, the Sellers wish to sell and the Buyer wishes to purchase the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.1                           Certain Terms.  Certain capitalized terms used in this Agreement have the definitions assigned to them in Article X.

1.2                           Sale and Purchase of Purchased Assets.

(a)                                 Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, free and clear of all Encumbrances, all right, title and interest of such Seller in and to the following Assets (collectively, the “Purchased Assets”):

(i)                                     all tangible and intangible Assets included in the systems, data center, core services and data listed in Section 1.2(a)(i) of the Disclosure Schedule;

(ii)                                  all computer program object code, source code, supporting technical and user documentation and media for all software applications of any kind comprising or otherwise part of any proprietary computer programs used in connection with the items described in Section 1.2(a)(i) of the Disclosure Schedule or otherwise used in or necessary to the Sellers’ underwriting, policy administration, billing, customer service, claims handling, risk management, information technology and technology development operations, policies and procedures (including without limitation in the United States and Canada), and all obsolete and unsupported versions as well as all currently-supported versions of any of the foregoing, together with all customizations, enhancements, modifications, updates, upgrades, patches and works-in progress, and all intellectual property rights therein, including without limitation all of the foregoing described in Section 1.2(a)(ii) of the Disclosure Schedule;

(iii)                               all graphical user interfaces and application program interfaces of any kind used in connection with any of the items referenced in subclause (i) or (ii) above,

including without limitation all of the foregoing described in Section 1.2(a)(iii) of the Disclosure Schedule;

(iv)                              except to the extent specifically excluded pursuant to Section 1.2(b), all servers, routers, desktop computers, laptops, fixed and mobile computer storage devices, network equipment, non-fixed media (i.e., CDs, historical backup tapes, USB drives, thumb drives or other storage devices that can be temporarily attached to a computer) (but excluding all data on any historical backup tapes which shall remain Triad’s) and all other computer and electronic equipment of any kind used by any Seller in the operation, maintenance or support of any of the items referenced in subclause (i), (ii) or (iii) above, including without limitation all of the foregoing described in Section 1.2(a)(iv) of the Disclosure Schedule;

(v)                                 all other documentation, forms, records (including maintenance and support records and audit records), procedures, policy documents, system specifications, scripts, logs, programmer notes, databases and other materials of any kind, whether in print or electronic form, used by any Seller in the operation, maintenance or support any of the items referenced in subclause (i), (ii), (iii) or (iv) above, including without limitation all of the foregoing described in Section 1.2(a)(v) of the Disclosure Schedule;

(vi)                              except to the extent specifically excluded pursuant to Section 1.2(b), all licenses, leases, proprietary information agreements, confidentiality agreements, consulting agreements, service agreements and other Contracts of any kind (whether written or oral) to which either Seller is a party (or under which either Seller has rights) relating to operating system software, application software, hardware, network services, telecommunications services, data processing or storage services or information security services, and which are used in connection with the ownership, operation, use or maintenance of any of the Assets referred to in subclause (i), (ii), (iii) or (iv) above, including without limitation all of the foregoing described in Section 1.2(a)(vi) of the Disclosure Schedule (the “Assumed Contracts”);

(vii)                           except to the extent specifically excluded pursuant to Section 1.2(b), all office furniture and fixtures located in the Sublease Property as of the date hereof and all desktop equipment and supplies (other than photographs and art work) used by Transferred Employees in connection with the operation, maintenance and support of any of the Assets referred to in subclause (i), (ii), (iii) or (iv) above, including without limitation all of the foregoing described in Section 1.2(a)(vii) of the Disclosure Schedule;

(viii)                        a one-half undivided total ownership interest, without limitation on use or disposition (except as set forth in Section 5.12), in and to of all underwriting, policy administration, billing, customer service, claims handling, risk management and other policies and procedures related to or associated with the Triad Technology Platform (the “Copyrighted Underwriting-Related Works”);

(ix)                              a one-half undivided total ownership interest, without limitation on use or disposition (except as set forth in Section 5.12), in and to all current and future borrower data including without limitation property information, historic, current and future loan characteristic data and payment history data with respect to the mortgage loan portfolio insured by Sellers or their Affiliates (collectively, “Borrower Data”), whether maintained in hard-copy or on any electronic or magnetic media or database, with Personally Identifiable Information redacted;

(x)                                 except to the extent specifically required to be retained pursuant to Section 1.2(b)(iv), all personnel records and files maintained by the Sellers with respect to the Transferred Employees; provided, that the Sellers may retain copies of such records transferred to the Buyer;

(xi)                              all insurance claims, benefits and rights thereunder to the extent arising from or related to the Purchased Assets or the Assumed Liabilities;

(xii)                           all claims against Third Parties to the extent arising from or related to the Purchased Assets or the Assumed Liabilities, whether known or unknown, fixed or contingent;

(xiii)                        all rights relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case to the extent arising from or related to the Purchased Assets or the Assumed Liabilities; and

(xiv)                       all Intellectual Property and other intangible Assets related to or associated with any of the Assets referred to in this Section 1.2(a).

(b)                                 Excluded Assets.  The following Assets of the Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Purchased Assets and shall remain the property of the Sellers from and after the Closing:

(i)                                     all desktop computers, laptops, fixed and mobile computer storage devices, telephone systems, mobile phones and other computer and electronic equipment specifically listed in Section 1.2(b)(i) of the Disclosure Schedule;

(ii)                                  all licenses, leases, proprietary information agreements, confidentiality agreements, consulting agreements, service agreements and other Contracts specifically listed in Section 1.2(b)(ii) of the Disclosure Schedule;

(iii)                               all office furniture, fixtures, desktop equipment and supplies specifically listed in Section 1.2(b)(iii) of the Disclosure Schedule;

(iv)                              all personnel records and files that the Sellers are required by applicable Legal Requirements to retain in their possession and for all employees of Sellers other than the Transferred Employees; provided, that subject to applicable Legal Requirements, the Buyer shall have access to and may make copies of such records retained by the Sellers with respect to the Transferred Employees;

(v)                                 all Intellectual Property and other intangible Assets specifically listed in Section 1.2(b)(v) of the Disclosure Schedule; and

(vi)                              all other tangible or intangible Assets of the Sellers not included in the Purchased Assets.

1.3                           Assumption of Certain Liabilities.

(a)                                 Assumed Liabilities.  The Buyer hereby assumes from the Sellers only the Assumed Liabilities, and does not assume and shall in no event be deemed to have assumed or be liable for any of the Excluded Liabilities.  Except as expressly provided in this Agreement, the Buyer does not assume and shall in no event be deemed to have assumed or be liable for any Liability (including without limitation under any policy of insurance) of any Seller of any nature whatsoever.  Without limiting the generality of the foregoing, the Buyer expressly disclaims all of the Excluded Liabilities.

(b)                                 Excluded Liabilities.  The Buyer shall not assume or be obligated to pay, perform, honor or otherwise discharge any Liability of the Sellers or their Affiliates other than the Assumed Liabilities, whether or not related to the Purchased Assets.  The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, honored and discharged solely by the Sellers.

ARTICLE II
PURCHASE PRICE, CLOSING AND RELATED MATTERS

2.1                           Purchase Price.  In consideration of the sale and purchase of the Purchased Assets and subject to the terms and conditions of this Agreement (the aggregate amount payable by the Buyer to the Sellers under this Section 2.1 is the “Purchase Price”):

(a)                                 The Buyer shall pay to the Sellers by delivery of cash payable by wire transfer of immediately available funds to the Sellers’ Account (i) $10,000,000, less the amount (if any) of Seller Closing Expenses paid by the Buyer on behalf of the Sellers, less the Outside Bonus Amount (the “Closing Payment”), on the Closing Date, (ii) $2,500,000 on the first anniversary of the Closing Date and (iii) $2,500,000 on the second anniversary of the Closing Date (each such payment under this Section 2.1(a), a “Fixed Payment”).

(b)                                 The Buyer shall also pay to the Sellers by delivery of cash payable by wire transfer of immediately available funds to the Sellers’ Account up to six (6) equal semi-annual installments of $2,500,000 (each such installment, a “Contingent Payment”) commencing thirty (30) months after the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, if (i) the Buyer or any Affiliate of the Buyer licensed as a domestic insurance company in any state of the United States have written mortgage insurance policies (other than mortgage reinsurance or other types of credit enhancement) on mortgage loans having an aggregate unpaid principal balance of not less than $500,000,000 in the six (6) month period immediately preceding such Contingent Payment (each such period is a “Contingent Payment Period”) and (ii) the Escrowed Material has not been previously released to the Sellers under the License Agreement (other than pursuant to Sections 4(a)-(f) of the Technology Escrow Agreement).  Notwithstanding the foregoing, if (A) clause (i) has not been satisfied for the first Contingent Payment Period and (B) the Buyer or any Affiliate of the Buyer licensed as a domestic insurance company in any state of the United States have written mortgage insurance policies (other than mortgage reinsurance or other types of credit enhancement) on mortgage loans having an aggregate unpaid principal balance of not less than $1,000,000,000 in the first two (2) Contingent Payment Periods, then the Buyer shall pay to the Sellers an additional $2,500,000 Contingent Payment at the end of the second (2nd) Contingent Payment Period.

(c)                                  If (i) the Buyer has not defaulted under Section 2.1(b) and (ii) the Escrowed Materials are released to the Sellers under the License Agreement (other than pursuant to Sections 4(a)-(f) of the Technology Escrow Agreement) at any time after the fifth (5th) anniversary of the Closing Date, then the Sellers will pay, by delivery of cash payable by wire transfer of immediately available funds, $2,500,000 to the Buyer upon release of the Escrowed Materials.

(d)                                 The Buyer and its Affiliates may make from time to time such business decisions as they deem appropriate in the conduct of their respective businesses, including actions that may have an impact on the amount of mortgage insurance policies that they write and, in the absence of bad faith or a breach of this Agreement by Buyer, no Seller will have any right to claim any right to any Contingent Payment or other damages as a result of such decisions.

(e)                                  Notwithstanding any other provision in this Agreement to the contrary, the obligations of the Buyer to make any Fixed Payment or Contingent Payment shall be subject to each Seller remaining in compliance with all material terms of each Transaction Document, including making all payments required under the Services Agreement in the manner set forth therein.

(f)                                   Notwithstanding any other provision in this Agreement to the contrary, any party may retain for its own account and as general assets all or a portion of any amount payable by such party to the other party under this Agreement, the Services Agreement or any other Transaction Document, solely to satisfy any amount due or payable to any Indemnified Party under Section 9.2 that, unless arising in connection with a third party Claim, is undisputed or has been adjudicated to be due and owing to an Indemnified Party pursuant to the procedures set forth in Section 11.4.  Any amount lawfully and properly retained by a party as provided hereby shall be owned by such party free of any pledge, lien, claim or other legal or equitable interest of any other party.  The parties acknowledge and agree that the obligations of each party arising under each of this Agreement, the Services Agreement and the other Transaction Documents form and are part of a single and integrated transaction such that any amount lawfully due and payable to the Buyer, on the one hand, or any Seller, on the other hand, under this Agreement, the Services Agreement or any other Transaction Document may be applied and recouped against any amount lawfully due and payable to the other party under this Agreement, the Services Agreement or any other Transaction Document, and on each date that a payment is lawfully due and payable to such party under this Agreement, the Services Agreement or any other Transaction Document only an amount net of such recoupment shall be paid.  A party that reduces any amount lawfully due and payable to the other party under this Agreement, the Services Agreement or any other Transaction Document under the authority of this Section 2.1(f)  will notify the other party promptly of such action, including reasonable details concerning the credit taken and the basis therefor.

2.2                           Closing.  The purchase and sale provided for in this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Dewey & LeBoeuf LLP located at 1301 Avenue of the Americas, New York, New York at 10:00 a.m. (local time) on the third (3rd) Business Day following the date on which all conditions set forth in Article VI and Article VII (other than conditions to be satisfied by the delivery of documents or the payment of money at the Closing) have been satisfied or waived by the party or parties entitled to the benefit thereof in their sole discretion, or at such other time, date and place as the parties may agree.

2.3                           Closing Deliveries.

(a)                                 At or prior to the Closing, the Sellers shall deliver to the Buyer:

(i)                                     the Purchased Assets;

(ii)                                  evidence that the Sellers have, at the Sellers’ expense and without cost or other adverse consequence to the Buyer, sent all notices, made all filings and obtained all Consents (except for Consents under Third Party Agreements) and Orders required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(iii)                               all Ancillary Agreements to which any Seller is a party, dated the Closing Date and duly executed by such Seller;

(iv)                              evidence of the acceptance of employment with the Buyer of at least ninety percent (90%) of the Identified Employees, including each of the individuals named by the Buyer in writing and delivered to the Sellers on or prior to the date hereof;

(v)                                 restrictive covenant and work made for hire agreements executed by each Transferred Employee in form and substance reasonably satisfactory to the Buyer;

(vi)                              an opinion of counsel to the Sellers, dated the Closing Date, substantially in the form of Exhibit A;

(vii)                           a certificate dated the Closing Date executed by the President or other authorized officer of each Seller certifying as to the satisfaction of each of the conditions set forth in Article VI substantially in the form of Exhibit B;

(viii)                        a certificate dated the Closing Date executed by the Secretary of each Seller certifying as to the director, stockholder and other resolutions authorizing the Transaction Documents substantially in the form of Exhibit C;

(ix)                              good standing certificates for each Seller dated within ten (10) days prior to the Closing Date from its jurisdiction of organization;

(x)                                 evidence of the release of all Encumbrances on the Purchased Assets;

(xi)                              all documents obtained by the Sellers pursuant to Section 6.3; and

(xii)                           such other agreements, certificates, instruments and documents as the Buyer may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

(b)                                 At or prior to the Closing, the Buyer shall deliver to the Sellers:

(i)                                     the Closing Payment by wire transfer to the Sellers’ Account;

(ii)                                  all Ancillary Agreements to which the Buyer is a party, dated the Closing Date and duly executed by the Buyer;

(iii)                               a certificate dated the Closing Date executed by the President or other authorized officer of the Buyer certifying as to the satisfaction of each of the conditions set forth in Article VII substantially in the form of Exhibit D;

(iv)                              a certificate dated the Closing Date executed by the Secretary of the Buyer certifying as to the director, stockholder and other resolutions authorizing the Transaction Documents substantially in the form of Exhibit E; and

(v)                                 such other agreements, certificates, instruments and documents as the Sellers may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

2.4                           Closing Expenses.

(a)                                 The Sellers shall be responsible for and shall pay (i) the fees, commissions or other compensation to any broker, finder, investment banker or other Person engaged by any Seller with respect to the transactions contemplated by this Agreement, (ii) the legal, accounting and audit fees of any Seller paid or incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) subject to Section 5.3(a), all compensation, severance and similar amounts payable to any Transferred Employee and attributable to any period on or prior to the Closing Date, and all payroll, employment and similar Taxes thereon, (iv) severance and similar amounts, if any, payable to any officer, director or current or former employee or independent contractor of any Seller (other than any Transferred Employee) and all payroll, employment or similar Taxes thereon, (v) the costs associated with preparing the Purchased Assets for transfer to the Buyer and the costs of the Sellers’ own personnel, counsel and other advisors associated with fulfilling the Sellers’ obligations under Section 5.4, (vi) fifty percent (50%) of any Transfer Expenses in excess of the Buyer Transfer Expense Cap and (vii) fifty percent (50%) of the Transfer Taxes, if any (collectively, the “Seller Closing Expenses”).

(b)                                 The Buyer shall be responsible for and shall pay (i) the fees, commissions or other compensation to any broker, finder, investment banker or other Person engaged by the Buyer with respect to the transactions contemplated by this Agreement (including, without limitation, such amounts payable to financial advisors to the Buyer engaged to render opinions with respect to the fairness of the consideration for the Purchased Assets), (ii) subject to Section 11.1, the legal, accounting and audit fees of the Buyer, (iii) the out-of-pocket costs associated with obtaining, configuring, implementing, testing and launching the Triad Technology Platform following the Closing, including obtaining, configuring, implementing, testing and launching commercially available “off-the-shelf” software and other Third Party software (including any license for such software) necessary for the use or operation of the Triad Technology Platform and not transferable from the Sellers (including by reason of a Third Party withholding its Consent to such transfer or imposing a transfer fee, up-front license fee or other charge associated with the transfer of a license from the Sellers to the Buyer) (“Transfer Expenses”), up to $3,800,000 (excluding any amounts paid by Buyer for optional or discretionary developments or improvements to improve the capacity, functionality or other features of the Triad Technology Platform from the capacity, functionality and other features in place immediately prior to the Closing Date) (the “Buyer Transfer Expense Cap”), (iv) fifty percent (50%) of any Transfer Expenses in excess of the Buyer Transfer Expense Cap, (v) fifty percent (50%) of the Transfer Taxes, if any, and (vi) the costs of Buyer’s own personnel, counsel and other advisors associated with the fulfillment of the Buyer’s obligations pursuant to Section 5.4 (collectively, the “Buyer Closing Expenses”).

2.5                           Purchase Price Allocation.  The Buyer and the Sellers shall allocate the Purchase Price (the “Allocation”) among the Purchased Assets in accordance with Schedule I based on the relative fair market values of the Purchased Assets in compliance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation hereunder in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.  The Buyer, the Sellers and their respective Affiliates shall take all actions and file all Tax Returns (including, but not limited to IRS Form 8594 “Asset Acquisition Statement”) consistent with the Allocation.

2.6                           Withholding Taxes.  Notwithstanding any other provision in this Agreement, the Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by applicable Legal Requirements.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TGIC

TGIC represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

3.1                           Organization and Good Standing.  TGIC is a stock insurance company duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party.  TGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party.  True, correct and complete copies of the Organizational Documents of each of the Sellers have been delivered to the Buyer.

3.2                           Authorization; Enforceability.  Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  All corporate action on the part of each Seller, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents and the performance of all obligations of such Seller hereunder and thereunder has been taken.  This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each Seller enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

3.3                           No Conflict.

(a)                                 None of the Sellers is in default under, and the execution, delivery and performance by any Seller of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any, violation of or default under any provision of (i) any Organizational Documents of such Seller, (ii) any Legal Requirement or any Order or (iii) any Contract to which any Seller is a party or by which it or any of the Purchased Assets is bound, except in the case of this clause (iii) where any such conflict, violation or default has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.  The execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision or an event which results in the creation of any Encumbrance upon any of the Purchased Assets (except an Encumbrance created in favor of a Seller by a Transaction Document) or gives rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller or to a loss of any benefit to which any Seller is entitled under any provision of any Contract binding upon any Seller or any of the Purchased Assets, except as provided under the Transaction Documents.

(b)                                 Except as set forth in Section 3.3(b) of the Disclosure Schedule, none of the Sellers is or will be required to give any notice to or make any filing with or obtain any Consent under any Contract to which it is a party or by which it, any of its Assets or any of its employees or independent contractors is bound in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.

3.4                           Governmental Consents.  Except as set forth in Section 3.4 of the Disclosure Schedule, no notice to or filing with or other Consent or Order of any Governmental Body on the part of any Seller is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.5                           Legal Compliance.  Each of the Sellers is and has been in compliance in all material respects with all applicable Legal Requirements except as set forth in Section 3.5 of the Disclosure Schedule or where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.  To the Knowledge of the Sellers and except as set forth in Section 3.5 of the Disclosure Schedule, each director, officer, member, manager and employee of each Seller engaged at any time in the development, use or operation of the Purchased Assets, and each independent contractor providing services relating to the Purchased Assets, is and has been in compliance with all applicable Legal Requirements relating to the development, use or operation of the Purchased Assets by them except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.  Except as set forth in Section 3.5 of the Disclosure Schedule, no Proceeding or notice has been filed, given, commenced or, to the Knowledge of the Sellers threatened against any Seller or any of their respective directors, officers, members, managers, employees or independent contractors alleging any failure to so comply.

3.6                           Licenses, Permits and Orders.  Except as set forth in Section 3.6 of the Disclosure Schedule, (a) no licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances or other permits of, to, from or with, any Governmental Body (“Permits”), are held or required to be held (pursuant to applicable Legal Requirements or otherwise) by any Seller or any of their respective directors, officers, employees or independent contractors applicable to the Purchased Assets or the ownership, operation, use or maintenance thereof except for those the absence or violation of which could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets and (b) to the Knowledge of the Sellers, no Permits are required to be held (pursuant to applicable Legal Requirements or otherwise) by the Buyer or any of its directors, officers, employees or independent contractors from or after the Closing applicable to the Purchased Assets or the ownership, operation, use or maintenance thereof except for those the absence or violation of which could not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.  Except as set forth in Section 3.6 of the Disclosure Schedule, none of the Sellers nor any of the Purchased Assets is subject to the provisions of any Order of any Governmental Body.

3.7                           Litigation.  There is no Proceeding pending or, to the Knowledge of the Sellers, currently threatened against any Seller that questions the validity of this Agreement or the right of any Seller to enter into or to consummate the transactions contemplated hereby or by any of the Transaction Documents, nor, to the Knowledge of the Sellers, is there any basis for the foregoing.  Section 3.7 of the Disclosure Schedule contains a complete and correct description of all Proceedings existing at any time during the three (3) years prior to the Closing Date (a) involving any Seller which, if determined adversely, could have, individually or in the aggregate, a Material Adverse Effect on any Seller or involving any Purchased Assets or (b) in which any Seller is a plaintiff or claimant and such Proceeding relates to the Purchased Assets.  Except as set forth in Section 3.7 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Sellers, currently threatened against or affecting any Seller which, if determined adversely, could have, individually or in the aggregate, a Material Adverse Effect on any Seller or involving any Purchased Assets and, to the Knowledge of the Sellers, no basis for such a Proceeding exists.  The foregoing includes, without limitation, Proceedings pending or threatened involving the prior employment or engagement of any employee or independent contractor of the Sellers, their use in connection with the Purchased Assets of any information or techniques allegedly proprietary to any of their former employers or Persons for whom they previously provided services as an independent contractor, or their obligations under any agreements with any of them.

3.8                           Commission Reports.  All registration statements, reports, proxy statements and other materials required to be filed or furnished by TGI with or to the United States Securities and Exchange Commission since December 31, 2008 were filed within the applicable required time periods (or any extensions related thereto), complied in all material respects with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  TGI has not received any request from the United States Securities and Exchange Commission to file any amendment or supplement to any of the reports described in the preceding sentence except as set forth in Section 3.8 of the Disclosure Schedule, and no Seller has any material Liabilities except as set forth in such filings.  The books and records of TGI have been, and are being, maintained in accordance with applicable legal and accounting requirements.

3.9                           Title to Assets; Condition.  Except as set forth in Section 3.9 of the Disclosure Schedule, each Seller has good and marketable title in, to and under the Purchased Assets to be sold by it hereunder, free and clear of all Encumbrances.  Except as otherwise set forth in Section 3.9 of the Disclosure Schedule, no Person other than the Sellers has any right, title or interest in or to any of the Purchased Assets.  As of the Closing, the Buyer will have good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, except as otherwise set forth in Section 3.9 of the Disclosure Schedule.  To the Knowledge of the Sellers, the Purchased Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are now used.

3.10                    Absence of Certain Changes or Events.  Since December 31, 2008, except as otherwise set forth in Section 3.10 of the Disclosure Schedule, (a) each of the Sellers has owned, operated, used and maintained the Purchased Assets only in the ordinary course of business consistent with past practice and (b) there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to any Seller or the Purchased Assets or prevent the consummation of the transactions contemplated hereby.  Without limiting the generality of the foregoing, since December 31, 2008, and except as set forth set forth in Section 3.10 of the Disclosure Schedule, none of the Sellers has taken any of the actions listed in Section 5.2(b).

3.11                    Intellectual Property.

(a)                                 Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Intellectual Property included in the Purchased Assets is comprised only of Owned Intellectual Property and Licensed Intellectual Property (collectively, the “Purchased Intellectual

Property”).  The Purchased Intellectual Property constitutes all Intellectual Property that, as of the Closing Date, is necessary in order to own, operate, use and maintain the Triad Technology Platform and contains only those items and rights that are owned by the Sellers or rightfully used by the Sellers pursuant to a valid and enforceable license.

(b)                                 Section 3.11(b)(i) of the Disclosure Schedule contains a true and complete list of the Owned Intellectual Property.  Section 3.11(b)(ii) of the Disclosure Schedule contains a true and complete list of the Licensed Intellectual Property (excluding licenses for computer software that is generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $1,000 or less per seat, user or workstation but including all licenses for computer software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model).  All Owned Intellectual Property and licenses for Licensed Intellectual Property are in good standing, neither any Seller nor, to the Knowledge of the Sellers, any other Person is in breach or default thereunder and all of the fees and filings due as of the Closing Date with respect thereto have been or will be duly made.  Except as set forth in Section 3.11(b)(i) and (ii) of the Disclosure Schedule, none of the Purchased Intellectual Property is subject to any Order or Contract related to or in any manner restricting the licensing, assignment, transfer or conveyance thereof by the Sellers.  None of the Sellers owes any royalties or other payments to Third Parties in respect of the Purchased Intellectual Property as of the Closing Date.

(c)                                  Upon the Closing, (i) the Buyer will be the sole owner of the Owned Intellectual Property, free and clear of all Encumbrances, except as set forth in Section 3.11(c) of the Disclosure Schedule, (ii) no Seller nor any Third Party will have any ownership interest in or to any Owned Intellectual Property or, except as set forth in Section 3.11(c) of the Disclosure Schedule, any right to use or sublicense the Owned Intellectual Property and (iii) the Buyer will have all rights in the Purchased Intellectual Property necessary to own, operate, use and maintain the Triad Technology Platform and to assign and sell the Owned Intellectual Property and, subject to the terms of the applicable license, to assign or sublicense the Licensed Intellectual Property.

(d)                                 To the Knowledge of the Sellers, the ownership, operation, use and maintenance of the Triad Technology Platform by the Sellers has not infringed or misappropriated, and to the Knowledge of the Sellers does not infringe or misappropriate, any Intellectual Property of any Third Party anywhere in the world.  No Proceeding is pending before any Governmental Body in any jurisdiction or, to the Knowledge of the Sellers, is threatened, (i) challenging the validity, enforceability, continuity or ownership by any Seller of any Owned Intellectual Property or (ii) to the effect that the operation, use, maintenance, distribution, licensing, sublicensing, sale or any other exercise of rights in the Owned Intellectual Property by any Seller or their respective directors, officers, employees or independent contractors infringes or will infringe any Intellectual Property of any Third Party, and no such claim has been asserted, by any Person and, to the Knowledge of the Sellers, there is no basis for such a Proceeding or claim.  To the Knowledge of the Sellers, there is no unauthorized use, infringement or misappropriation of any Owned Intellectual Property by any Third Party, including without limitation any director, officer, employee, independent contractor or other service provider of any Seller.

(e)                                  Section 3.11(e) of the Disclosure Schedule is a copy of the current policy or policies of each Seller relating to the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.  All personal or user information used by or in the possession of any Seller has been collected, stored, maintained and used in material compliance with all applicable Legal Requirements as well as such Seller’s and its customers’ privacy policies.

(f)                                   Except as set forth in Section 3.11(f) of the Disclosure Schedule, to the extent any Owned Intellectual Property included in or relating to the Purchased Assets has been developed or created by employees of any Seller, all such Owned Intellectual Property was developed by employees in the scope of their employment with the Sellers and constitutes “work made for hire” under the United States Copyright Act of 1976, or such Seller has obtained, by written agreement with such employees, sole and exclusive ownership of all right, title and interest in and to all such Intellectual Property.  No current or former employee or independent contractor of any Seller has asserted, whether or not in writing, any claim of ownership of any Intellectual Property rights in or to any part of the Triad Technology Platform and, to the Knowledge of the Sellers, no such claim is threatened, and no Seller is aware of any facts which would support such a claim.  Upon the Closing and except as set forth in the Technology Escrow Agreement and the License Agreement, no Person other than the Buyer will possess any current or contingent rights to any source code that is part of the Owned Intellectual Property.  Except pursuant to the Technology Escrow Agreement and the License Agreement and in accordance with the terms and conditions set forth therein, the transactions contemplated by this Agreement will not result in any Person other than the Buyer gaining a right to access the source code included in the Owned Intellectual Property (as the result of an escrow release or otherwise).

(g)                                  With respect to any software included in the Owned Intellectual Property, (i) the Sellers maintain complete machine-readable master-reproducible copies, source code listings and technical documentation for the most current releases and versions thereof and for all earlier releases or versions thereof currently being supported by them, (ii) in each case, the machine-readable copy conforms to the corresponding source code listing, (iii) it is written in the language set forth in Section 3.11(g) of the Disclosure Schedule for use on the hardware set forth in Section 3.11(g) of the Disclosure Schedule with standard operating systems and (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems.

(h)                                 None of the software included in the Owned Intellectual Property or, to the Knowledge of the Sellers, the Licensed Intellectual Property contains any software code (i) designed to harm, disable or impair in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms” or “time bombs”) or (ii) that would permit any Person to access such software to intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications.

(i)                                     None of the software included in the Owned Intellectual Property or, to the Knowledge of the Sellers, the Licensed Intellectual Property contains any software code (i) that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under the GNU General Public License, Lesser/Library GPL, Artistic License (e.g., PERL), Mozilla Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL) or any similar licenses or distribution models except as set forth on Section 3.11(i) of the Disclosure Schedule, (ii) that is licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge, (iii) development of which was funded in whole or in part by any Governmental Body or (iv) that uses or incorporates any source or object code that contains, or is derived in any manner (in whole or in part) from, the software or code known as “InfoBytes” or any predecessor or enhancement of the software or code known as “InfoBytes”.

3.12                    Sublease Property.  Upon the Closing, the Buyer will have a good and valid leasehold interest in the Sublease Property.  Except as set forth in Section 3.12 of the Disclosure Schedule, with respect to the Sublease Property (a) there is no pending or, to the Knowledge of the Sellers, threatened eminent domain or condemnation Proceeding affecting the Sublease Property, (b) the current use by any Seller of the Sublease Property does not violate in any material respect the terms and provisions of any Contracts entered into by any Seller relating thereto, (c) the master lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, (d) all rent and other sums and charges due to date from any Seller under such lease have been paid, (e) neither any Seller nor any other Person is in default under any such lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default on the part of any Seller or would entitle the lessor or sublessor thereunder to terminate such lease, (f) except for normal wear and tear, the premises included in the Sublease Property are in a good state of maintenance and repair and (g) the Sublease Property is occupied exclusively by the Sellers or their Affiliates, which are entitled to vacant possession thereof.  True, correct and complete copies of all lease agreements in effect with respect to the Sublease Property have been delivered to the Buyer.

3.13                    Assumed Contracts.  Except as set forth in Section 3.13 of the Disclosure Schedule, with respect to each Assumed Contract, (a) the Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies, (b) the Contract is assignable without any Consent of any Person or such Consent has been obtained, (c) neither any Seller nor, to the Knowledge of the Sellers, any other party to such Contract is in material breach or material default and no event has occurred which with the passage of time or giving of notice would constitute a material breach or material default, or permit termination, modification, or acceleration, of or under the Contract and (d) no party has actually repudiated any provision of the Contract or provided notice (whether or not in writing) of repudiation or an intent to terminate the Contract.  The Assumed Contracts are all of the Contracts necessary for the Buyer to own, operate, use and maintain the Purchased Assets in substantially the manner in which the Purchased Assets have been owned, operated, used and maintained by the Sellers prior to the Closing.  True, correct and complete copies of all Assumed Contracts have been delivered to the Buyer.

3.14                    Employees and Consultants.

(a)                                 Section 3.14(a) of the Disclosure Schedule sets forth a complete and correct list of all current and, to the Knowledge of the Sellers, former employees of any Seller or their respective Affiliates engaged at any time in the development, operation, use or maintenance of any portion of the Triad Technology Platform including their names, job titles, current or last compensation levels (including base salary, commission, bonus and other incentive compensation), date and amount of last compensation change, employment location, date of hire, date of termination (whether or not voluntary), each Plan in which they participate and each Permit that is held by them.  Section 3.14(a) of the Disclosure Schedule also sets forth a complete and correct list of all independent contractors and other consultants currently and, to the Knowledge of the Sellers, at any time engaged by any Seller or any of their respective Affiliates to provide services relating to the Triad Technology Platform including their names, state or country of residence, payment arrangements and other material terms of engagement and each Permit that is held by them.

(b)                                 Section 3.14(b) of the Disclosure Schedule sets forth a complete and correct list of all employment, independent contractor, consulting or severance agreements or other Contracts between any Seller or any of their respective Affiliates and any current or, to the Knowledge of the Sellers, former employee, independent contractor or other consultant engaged at any time in the development, operation, use or maintenance of any portion of the Triad Technology Platform.  True, correct and complete copies of each such Contract, as amended to date, have been delivered to the Buyer.  Except as set forth in Section 3.14(b) of the Disclosure Schedule or the Sellers’ current severance pay plan (a complete and correct copy of which has been delivered to the Buyer), the employment of each current employee listed in Section 3.14(a) of the Disclosure Schedule is terminable at the will of the Sellers and the Sellers have the right to terminate such employees and the engagement of any of their independent contractors and other consultants, in each case without payment to such employee, independent contractor or consultant other than for services rendered through termination and without incurring any severance obligation, penalty or liability.

(c)                                  No Seller is bound by or subject to (and none of the Purchased Assets is bound by or subject to) any Contract with any labor union and no labor union has requested or, to the Knowledge of the Sellers, has sought to represent any of the employees, representatives or agents of any Seller.  There is no strike or other labor dispute involving any Seller pending or threatened, nor to the Knowledge of the Sellers is there any labor organization activity involving their employees.  No Seller has received any oral or written notice that any current employee or independent contractor listed in Section 3.14(a) of the Disclosure Schedule intends to terminate his or her employment or engagement, nor does any Seller have any present intention to terminate the employment or engagement of any of the foregoing other than in connection with the consummation of the transactions contemplated by this Agreement.

(d)                                 Each Seller is and has been in compliance in all material respects with all federal, state, local and foreign Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, safety and health, pay equity and workers’ compensation and collection and payment of withheld Taxes.  Each Seller is and has been in compliance with the requirements of the WARN Act and has no Liabilities or unfulfilled notice obligations pursuant to the WARN Act, and no Seller has taken any action that would cause any Seller, or after the Closing the Buyer, to have any Liability or notice obligation thereunder.

3.15                    Employee Benefits Plans.

(a)                                 Section 3.15(a) of the Disclosure Schedule contains a list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and a description of all other employee benefit plans, programs or arrangements, including, without limitation, compensation, deferred compensation, bonus, long term incentive, commission, change in control, retention and severance arrangements, vacation, medical, life insurance, retirement, pension or other welfare or fringe benefit, whether or not in writing, that are maintained, sponsored or contributed to (or with respect to which any Seller or any of their respective Affiliates has any obligation or Liability including, without limitation, any obligation or Liability to contribute) by the Sellers or any of their respective Affiliates with respect to or for the benefit of any of the employees, independent contractors or consultants listed in Section 3.14(a) of the Disclosure Schedule (each, a “Plan” and collectively, the “Plans”).  True, correct and complete copies of each of the Plans and related documents and governmental filings, or descriptions of any unwritten Plan, have been delivered to the Buyer.

(b)                                 No Seller nor any entity that would be deemed a “single employer” with any Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any Liability with respect to any Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA.  None of the Purchased Assets is subject to any Encumbrance under ERISA or Section 412 of the Code.

(c)                                  Except as set forth in Section 3.15(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, give rise to any Liability with respect to any Plan or any current or former director, officer, employee or consultant of the Sellers, including without limitation Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment, vesting or funding or increase the amount of compensation or benefits due to any director, officer, employee or consultant of the Sellers (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination in connection with or following such transactions.

(d)                                 No Seller has classified any individual listed in Section 3.14(a) of the Disclosure Schedule as an “independent contractor” or similar status who, under any applicable Legal Requirements or the provisions of any Plan, should have been classified as an employee.

3.16                    Tax Returns and Payments.  Except as set forth in Section 3.16 of the Disclosure Schedule, (a) all material Tax Returns required to be filed by or on behalf of any Seller on or before the Closing Date with respect to the use or ownership of Purchased Assets or the Transferred Employees have been duly filed on a timely basis, (b) all Taxes which were shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis unless otherwise being contested in good faith and (c) no Tax claim has become (or, with the passage of time, could become) an Encumbrance on any of the Purchased Assets, except with respect to Taxes not yet due or payable.

3.17                    Insurance.

(a)                                 Section 3.17(a) of the Disclosure Schedule sets forth (i) a complete and correct list of each insurance policy (including policies providing property, casualty, liability and worker’s compensation coverage and bond and surety arrangements and including any self-insurance arrangements) providing coverage with respect to the Purchased Assets, the Identified Employees or the Sublease Property to which any Seller or any of their respective Affiliates is a party, a named insured or otherwise the beneficiary of coverage and (ii) for each such policy, the name of the insurer, name of the policyholder, the expiration date of the policy, the type of policy, the amount of premium and a description of all loss sharing arrangements, and a list and description of all claims made thereunder.  True, correct and complete copies of each such policy, as amended to date, have been delivered to the Buyer.

(b)                                 Each of the Sellers or their respective Affiliates has paid or caused to be paid all premiums under, and each has at all times owned, operated and maintained the Purchased Assets in a manner so as to conform in all material respects to the applicable provisions of, all such insurance policies.  Each such policy is in full force and effect and no notice of cancellation or transaction has been received with respect to such policy.

3.18                    Solvency, Adequacy of Consideration, Other Asset Sales and Status.  No Seller will be rendered insolvent by the consummation of the transactions contemplated by this Agreement.  The Purchase Price, together with any other consideration to be paid by the Buyer pursuant to this Agreement, is reasonably equivalent to the value of the Purchased Assets and the Assumed Liabilities.  The Purchased Assets do not constitute all or substantially all of the Assets of the Sellers or either of them.  No sale or sales of Assets of any Seller has occurred or is contemplated which, taken together with the transactions contemplated by this Agreement, would constitute the sale of all or substantially all of the Assets of such Seller.  The Sellers have experienced an event described in 215 ILCS 35A-25 or 35A-30, as contemplated by 215 ILCS 5/204(m)(C).

3.19                    Security Programs.  Each Seller is in compliance in all material respects with all privacy and data security policies, procedures and Legal Requirements applicable to its business and the Purchased Assets.  Each Seller maintains and is in compliance in all material respects with a written information security policy that implements commercially reasonable security programs that are designed to protect (a) the security, confidentiality, availability and integrity of transactions executed through its computer systems, including encryption and/or other security protocols and techniques when appropriate and (b) the security, confidentiality and integrity of all non-public personal information and other confidential and proprietary data.  To the

Knowledge of the Sellers, no Seller has suffered a security breach with respect to its data or systems and no Seller has notified any customer, policy holder, mortgage borrower or any employee or independent contractor of any information security breach involving such customer’s, policy holder’s or mortgage borrower’s confidential information or such employee’s or independent contractor’s confidential information.

3.20                    Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Sellers or their Affiliates.

3.21                    Right to Purchase Price.  No Person other than the Sellers is entitled to any portion of the Purchase Price.

3.22                    Disclosure.  No representation or warranty set forth in this Article III contains any untrue statement of material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order the make the statements in this Article III not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

4.1                           Organization and Good Standing.  The Buyer is a stock insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party.  True, correct and complete copies of the Organizational Documents of the Buyer have been delivered to the Sellers.

4.2                           Authorization; Enforceability.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  All stockholder, director and other action on the part of the Buyer necessary for the authorization, execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the performance of all obligations of the Buyer hereunder and thereunder has been taken or will be taken prior to the Closing.  This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

4.3                           No Conflict.

(a)                                 The Buyer is not in default under, and the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of (i) its Organizational Documents, (ii) any Legal Requirement or any Order or (iii) any Contract to which it is a party or by which it is bound, except in the case of this clause (iii) where any such conflict, violation or default has not had and could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b)                                 The Buyer is not and will not be required to give any notice to or make any filing with or obtain any other Consent under any Contract to which it is a party or by which it is bound in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except where the failure of any such action has not had and could not reasonably be expected to have a Material Adverse Effect on the Buyer.

4.4                           Governmental Consents.  Except as provided in Section 6.4, no notice to or filing with or other Consent or Order of any Governmental Body on the part of the Buyer is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5                           Litigation.  There is no Proceeding pending or currently threatened against the Buyer that questions the validity of this Agreement or the right of the Buyer to enter into or to consummate the transactions contemplated hereby or by any of the Transaction Documents, nor, to the knowledge of the Buyer, is there any basis for the foregoing.

4.6                           Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Buyer or any of its Affiliates.

4.7                           Financing.  The Buyer has available commitments for equity financing in amounts sufficient to pay the Purchase Price and related expenses of the transactions contemplated hereby.

ARTICLE V
COVENANTS

5.1                           Access and Investigation.  Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause their representatives to, (a) afford the Buyer and its representatives reasonable access to the Sellers’ personnel, properties, Contracts, books and records and other information of or relating to the Purchased Assets and (b) furnish the Buyer and its representatives with reasonable workspace and copies of all such Contracts, books and records and other information of or relating to the Purchased Assets as the Buyer may reasonably request.  From and after the Closing, the Sellers and the Buyer will each afford promptly to the other and the respective representatives of each reasonable access, during normal business hours and upon reasonable advance notice, to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for either party in connection with any subpoena, order or any court, regulator or other Governmental Body or other similar investigation conducted in connection with any official investigation, any dispute or litigation with a Third Party or any other reasonable business purpose relating to this Agreement or the transactions, rights or obligations contemplated hereby; provided, however, that no such access shall unreasonably interfere with the conduct of the business of any party hereto.

5.2                           Operation of the Business.

(a)                                 From the date hereof until the Closing Date (unless the Buyer consents in writing) each Seller shall (i) use its reasonable best efforts to preserve intact the Purchased Assets and to keep available the services of the Identified Employees, (ii) confer with the Buyer concerning operational matters of a material nature concerning the Purchased Assets or otherwise directly or indirectly affecting the ownership, use or operation thereof by the Buyer or its potential liability with respect thereto and (iii) otherwise report periodically to the Buyer concerning the status of the operations and finances and regulatory oversight of the Sellers and promptly convey the occurrence of any material event concerning the Purchased Assets or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, the Sellers will not without the consent of the Buyer (i) sell, lease, license or otherwise dispose of any of the Purchased Assets, except for the disposal in the ordinary course of business of Purchased Assets having a value (individually or in the aggregate) of less than $5,000, (ii) enter into any Contract, agreement or other commitment giving any Person an option, right of first offer or other similar rights with respect to the Purchased Assets or any of them, (iii) create any indebtedness or obligation that could reasonably be expected to result in an Encumbrance on the Purchased Assets or otherwise permit or allow any of the Purchased Assets to become subject to any Encumbrance, (iv) incur or commit to incur any Liability (individually or in the aggregate) in excess of $10,000 that would be an Assumed Liability, (v) enter into any Contract except in the ordinary course of business or requiring payments by the Sellers (individually or in the aggregate) in excess of $10,000 that would be an Assumed Contract if it had been entered into prior to the date hereof, (vi) amend, extend or terminate any Assumed Contract, (vii) do or fail to do any acts or permit any acts or omissions to act that would constitute a material breach of an Assumed Contract or other material obligation relating to the Purchased Assets, (viii) enter into, amend, extend or otherwise modify any lease agreement or other Contract relating to or affecting the Sublease Property, (ix) hire or engage any new employee, consultant or independent contractor to provide services in connection with the Purchased Assets, (x) except as required under existing Contracts or Plans, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any Identified Employee, except as required by applicable Legal Requirements, increase or accelerate the vesting or payment of any benefits payable under any existing Plan, severance or termination pay policies or employment or similar agreements with any Identified Employee or establish, adopt, enter into or, except as required by Legal Requirements, terminate or amend any Plan in which any Identified Employee participates, (xi) adopt any plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization, (xii) cancel or compromise any material debt, claim or Proceeding relating to or waive or release any material right included in the Purchased Assets, (xiii) voluntarily take any action that would make any representation or warranty of any Seller hereunder inaccurate at, or as of any time on or prior to, the Closing Date, (xiv) voluntarily take any action that could reasonably be expected to result in a Material Adverse Effect with respect to the Purchased Assets or (xv) enter into any Contract to do any of the foregoing.

5.3                           Employment Matters.

(a)                                 At all times prior to the Closing Date, the Sellers shall provide the Buyer with all information reasonably requested by the Buyer about the employees engaged in the development, use, operation or maintenance of the Purchased Assets in order for the Buyer to decide whom it will offer employment.  No later than twenty (20) Business Days after the date of this Agreement, the Buyer shall identify and provide to the Sellers a written list of such individuals to whom the Buyer will offer employment effective as of the Closing Date (the “Identified Employees”).  The Sellers shall use their reasonable best efforts to assist the Buyer in its efforts to hire the Identified Employees effective as of the Closing Date.  Except as otherwise provided in this Section 5.3, all offers by the Buyer shall be on terms and conditions as the Buyer in its sole discretion shall determine; provided, that such terms shall include (i) a base salary no less than the base salary being paid by the Sellers immediately prior to the Closing Date and (ii) an opportunity to earn a performance bonus in respect of the 2009 calendar year on substantially the terms provided in the Sellers’ Performance Bonus Plan, in each case as set forth in Section 5.3(a) of the Disclosure Schedule.  Except as otherwise expressly provided in this Agreement, the Buyer shall not have any Liability or responsibility for, and the Sellers shall have sole Liability and responsibility for, any and all severance pay and other employment termination obligations for the Sellers’ employees regardless of whether such employees become employees of the Buyer; provided, (i) that the Buyer will agree with each Transferred Employee that in the event such Transferred Employee is terminated by the Buyer without cause at any time prior to December 31, 2010, such Transferred Employee will be entitled to receive from the Buyer the amount to which they would be entitled under the severance plan and policies of the Sellers as in effect on the date hereof as set forth in Section 5.3(a) of the Disclosure Schedule (and the Buyer shall be solely responsible for the payment of such amounts without reimbursement from the Sellers), (ii) the Buyer will not hire any Identified Employee who declines an offer of employment from the Buyer pursuant to this Section 5.3(a) and is subsequently terminated by the Sellers until the expiration of the period, if any, for which severance amounts are payable to such Identified Employee in accordance with the severance plan and policies of the Sellers as in effect on the date hereof and (iii) the Buyer shall pay each Transferred Employee who remains employed by the Buyer through December 31, 2009 the performance bonus earned by such Transferred Employee in an amount they would be entitled to receive in respect of the 2009 calendar year if they remained the Sellers’ employees under the Sellers’ Performance Bonus Plan as set forth in Section 5.3(a) of the Disclosure Schedule; provided, that (A) the Purchase Price shall be reduced by an amount equal to the Sellers’ pro rata share of such bonus based on the number of days in 2009 during which the Transferred Employee was an employee of the Sellers (the maximum possible amount of such reduction, the “Outside Bonus Amount”) and (B) the Buyer shall (1) hold back from the consideration to be paid to the Sellers at the Closing and retain, for its own account and as general assets free of any pledge, lien, claim or other legal or equitable interest of the Sellers other than as set forth in the immediately following clause (B)(2), an amount equal to the Outside Bonus Amount and (2) promptly after payment of such bonuses to the Transferred Employees, pay to the Sellers the excess (if any) of the Outside Bonus Amount over the amount of all such bonuses actually paid by the Buyer and attributable to the

Sellers’ pro rata share of such bonuses.  Nothing herein shall be construed to prevent the Buyer from terminating the employment of any employee of the Buyer at any time after the Closing Date for any reason (or no reason).  At or prior to Closing, the Sellers shall pay each Transferred Employee the amount such person would receive under the Sellers’ Long Term Retention Bonus Plan if such person remained an employee of the Sellers from Closing until December 31, 2012.

(b)                                 It shall be the Sellers’ sole responsibility to provide the required notices under Part 6 of Title I of ERISA (“COBRA”) to all M&A Qualified Beneficiaries (as defined in Treasury Regulations Section 54.4980B-9, Q&A 4) in connection with qualifying events occurring on or before the Closing Date (“Closing or Pre-Closing Qualifying Events”) and to provide or cause to be provided coverage under COBRA to such individuals and shall be responsible for all obligations and liabilities relating to or arising under the COBRA continuation coverage requirements in connection with Closing or Pre-Closing Qualifying Events.  The Buyer shall be solely responsible for providing the required notices and coverage under COBRA to employees of the Buyer who are qualified beneficiaries entitled to COBRA continuation coverage under the Buyer’s group health plan in connection with qualifying events occurring after the Closing Date.  The Sellers shall indemnify, defend and hold the Buyer harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including, without limitation, actual attorneys’ fees, expenses and costs) and any other Liability whatsoever that the Buyer may incur if the Sellers fail to provide the required COBRA continuation coverage to M&A Qualified Beneficiaries in connection with Closing or Pre-Closing Qualifying Events and the Buyer becomes legally obligated to provide such coverage.

(c)                                  The Sellers shall be (i) considered to be the “employer” for any triggering events arising out of this Agreement under the WARN Act, (ii) solely and exclusively responsible for all liabilities and obligations under the WARN Act and (iii) solely and exclusively responsible for providing all notices required under the WARN Act.  The Sellers shall indemnify, defend and hold the Buyer harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including without limitation actual attorneys’ fees, expenses and costs) and any other Liability whatsoever arising out of or resulting from the Sellers’ breach of the foregoing covenants and obligations.

(d)                                 As of the Closing Date, the Transferred Employees shall be eligible to participate in the Buyer’s 401(k) plan, subject to the terms of the Buyer’s 401(k) plan, in the same manner as similarly situated employees of the Buyer; provided, that the Transferred Employees shall receive service credit for the period of service of the Transferred Employees with the Sellers for purposes of eligibility to participate and vesting.

(e)                                  As of the Closing Date, the Transferred Employees shall be eligible to participate in any group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly situated employees of the Buyer (the “Buyer’s Welfare Plans”), subject to the terms of the Buyer’s Welfare Plans; provided, that service with the Sellers shall be deemed to be service with the Buyer for the purposes of determining eligibility to participate and the level of benefits provided in the Buyer’s Welfare Plans.  In addition, the Buyer shall use reasonable efforts to cause the Buyer’s medical plan (i) to waive any pre-existing condition limitations for conditions covered immediately prior to the Closing under the applicable welfare plans of the Sellers and (ii) to honor any deductible expenses incurred by the Transferred Employees during the portion of the current plan year which precedes the Closing Date.

(f)                                   For any Transferred Employee, the Sellers shall pay at the time of termination of employment with the Sellers any and all accrued and unpaid paid time-off time.  In the event that a Transferred Employee has used more paid time-off than he or she has accrued at the time of termination of employment with the Sellers, the Sellers may in accordance with their normal business practice and applicable Legal Requirements offset the value of the used paid time-off against the last paycheck of the Transferred Employee.  Upon employment of the Transferred Employee by the Buyer, the Transferred Employee will begin to accrue paid time-off time in accordance with the Buyer’s paid time-off policy as then in effect.  The Buyer shall, however, permit Transferred Employees to take up to ten (10) paid time-off days prior to those days being accrued in accordance with the Buyer’s paid time-off policy in order to accommodate the summer vacation schedules of the Transferred Employees (“Advanced PTO Days”).  Employees who take Advanced PTO Days will “work off” the Advanced PTO Days as they accrue paid time-off time in accordance with the Buyer’s paid time-off policy.  All Advanced PTO Days must be approved in advance by a manager of the Buyer to ensure appropriate coverage for such Transferred Employee’s work and to ensure that there is minimal impact on the services to be provided to the Sellers under the Services Agreement.

(g)                                  Nothing herein is intended to, and shall not be construed to, create any Third Party beneficiary rights of any kind or nature, including, without limitation, the right of any Transferred Employee or other individual to seek to enforce any right to compensation, benefits or any other right or privilege of employment with the Sellers or the Buyer.

(h)                                 The Sellers shall provide to the Buyer upon request all documentation with respect to the Transferred Employees necessary to enable the Buyer to fulfill its statutory obligations pursuant to 8 C.F.R.  Section 274a.2(b)(1)(viii)(A)(7)(ii).

5.4                           Efforts to Consummate.

(a)                                 Each Seller shall use its reasonable best efforts to take all action and do all things necessary to consummate, as soon as reasonably practicable, the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, preparing the Purchased Assets for transfer to the Buyer, satisfying the conditions to the Buyer’s obligation to consummate the transactions contemplated hereby and avoiding taking any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent or Order from any Person prior to the Closing.  In the event that the Buyer, from time to time prior to the Closing, requests assistance from the Sellers that the parties agree is beyond the scope of the foregoing commitment, the Sellers shall use their reasonable best efforts to provide such assistance to the extent that they have sufficient resources reasonably available to fulfill such requests and the Buyer shall reimburse the Sellers for the reasonable expenses (including employee time) of fulfillment.

(b)                                 The Buyer shall use its reasonable best efforts to take all action and do all things necessary to consummate, as soon as reasonably practicable, the transactions contemplated hereby, including, without limitation, satisfying the conditions to the Sellers’

obligation to consummate the transactions contemplated hereby and avoiding taking any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent or Order from any Person prior to the Closing.

(c)                                  The Buyer and the Sellers will cooperate in good faith and each will use its reasonable best efforts to obtain any Consents from any Person necessary or advisable in order to effectively transfer and convey the Purchased Assets at the Closing, and each party will bear and be responsible for the costs of its own personnel, counsel and other advisors associated with obtaining such Consents.

(d)                                 The parties will cooperate in good faith and each will use commercially reasonable efforts to support the efforts of the other in obtaining all Consents or Orders required from the Illinois Department of Insurance, Fannie Mae and Freddie Mac, including but not limited to the Sellers making available to the Buyer any and all policies, procedures and documentation that may be useful to the Buyer in developing its policies, procedures and business practices for submission to Fannie Mae and Freddie Mac, and each party providing the other a reasonable opportunity to review and comment on any proposed regulatory filings related to the transactions contemplated hereby and giving due consideration to such party’s comments thereon.

(e)                                  After the date hereof, except for communications with any state department of insurance, Fannie Mae or Freddie Mac, each of the Buyer on the one hand and the Sellers on the other hand shall (i) consult with the other prior to sending any notices to, making any filings with, or having any communications with any Person with respect to the transactions contemplated by this Agreement, (ii) prior to the Closing, promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) with copies of, all notices sent, all filings made or any other information supplied by such party to a Person in connection with this Agreement and the transactions described herein and (iii) promptly inform the other of any communication from any Person regarding any of the transactions contemplated herein.

5.5                           Efforts to Obtain Consents from Third Parties.

(a)                                 The Buyer and the Sellers shall work together cooperatively in accordance with the process set forth in this Section 5.5 to obtain, prior to the Closing Date, all Consents or other permissions, waivers or licenses from (i) the licensors of Licensed Intellectual Property and (ii) the providers of Third Party services related to the Triad Technology Platform, which are necessary in order for the Buyer to enjoy the benefit of the Assets purchased hereunder and to be able to provide to the Sellers the Services to be furnished by the Buyer under the terms of the Services Agreement (the “Third Party Agreements”).

(b)                                 No less than fifteen (15) days after the date of this Agreement, the Sellers shall furnish to the Buyer a complete list of all Third Party Agreements.  Such list shall identify (i) each agreement that requires Consent from the licensor or provider for the assignment or other transfer of the agreement to the Buyer and (ii) each agreement that requires Consent or other permission, waiver or license from the licensor or provider to enable the Buyer to receive the benefits of the agreement both for itself and for the purpose of providing the Services to

Sellers.  The Buyer shall contact each such licensor and provider promptly in order to obtain the necessary Consents and, as appropriate, to negotiate alternative terms under which such licenses or services may be obtained by the Buyer for the benefit of both the Buyer and the Sellers.  To the extent that licensors or providers under the Third Party Agreements demand payment in exchange for consenting to assignment or an amendment to the terms of the applicable license, the Buyer may accept or reject such licensor demands and may make counteroffers or otherwise engage in negotiations.  The Sellers shall cooperate with all reasonable requests by Buyer for assistance in connection with such negotiations, including without limitation providing introductions for Buyer to appropriate contacts at licensors and providers, participation at Buyer’s request in communications with licensors and providers, and providing information on the Third Party Agreements as reasonably requested by the Buyer.  The Buyer, however, shall have the right at all times to initiate, control and conclude such negotiations.  The Sellers shall execute such documents as are reasonably requested by the Buyer to evidence any Consents, permissions, waivers and/or licenses.

(c)                                  To the extent obtaining any such Consents related to the Third Party Agreements involves any fees or charges, the Buyer may obtain, at the Buyer’s sole cost and expense, any such Consents; provided, however, that, in the event that the Buyer’s costs in connection with performing its obligations under this Section 5.5 exceed the Buyer Transfer Expense Cap, the parties shall bear equally the amount of all such excess costs until the Buyer determines that all Consents regarding Third Party Agreements have been obtained.

(d)                                 If the Buyer concludes with respect to any Third Party Agreement that a Consent is not available to the Buyer for any reason, the Buyer shall use reasonable efforts to obtain substitute product alternatives or alternative providers.  If the Buyer obtains such alternate products or services, Buyer shall obtain a license or other agreement for an alternative, subject to the payment terms in Section 5.5(c) immediately above.

(e)                                  If the rights and benefits of a Third Party Agreement are only available to be licensed or provided directly by the Sellers, the Sellers shall obtain for the account of the Sellers and at the Buyer’s cost and expense (subject to Section 5.5(c) above) the benefits of such Third Party Agreement, including the right for the Buyer to access and use such Third Party Agreement in connection with provision of the Services under (and as defined in) the Services Agreement.

5.6                           Notification.

(a)                                 Each Seller shall promptly (and in any event within three (3) days after becoming aware of such an event, fact or condition) notify the Buyer in writing if, at any time prior to the Closing Date, such Seller becomes aware of any event, fact or condition that would cause such Seller’s representations and warranties in this Agreement to be untrue or incomplete or that makes the satisfaction of the conditions to the Buyer’s obligation to consummate the transactions contemplated hereby impossible or unlikely; provided, however, that no disclosure by any Seller pursuant to this Section shall be deemed to amend or supplement any representation or warranty or any Section of the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

(b)                                 The Buyer shall promptly (and in any event within three (3) days after becoming aware of such an event, fact or condition) notify the Sellers in writing if, at any time prior to the Closing Date, the Buyer becomes aware of any event, fact or condition that would cause the Buyer’s representations and warranties in this Agreement to be untrue or incomplete or that makes the satisfaction of the conditions to the Sellers’ obligation to close the transactions contemplated hereby impossible or unlikely; provided, however, that no disclosure by the Buyer pursuant to this Section shall be deemed to amend or supplement any representation or warranty or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

5.7                           No Negotiation.

(a)                                 Unless and until this Agreement is terminated pursuant to Article VIII, each Seller shall not, and shall cause each of its respective representatives not to, directly or indirectly, respond to, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyer) relating to (i) any transaction involving the sale or license of the Purchased Assets or any of them, (ii) any merger, consolidation, reorganization, business combination or similar transaction involving any Seller or (iii) any transfer of the insured mortgage loan portfolio of the Sellers or their Affiliates through any sale, bulk reinsurance or similar arrangement (any such transaction is referred to herein as a “Restricted Transaction”).

(b)                                 If any Seller receives an offer or proposal relating to a possible Restricted Transaction, the Sellers shall immediately notify the Buyer and provide to the Buyer a summary of the terms thereof.

5.8                           Non-Solicitation.

(a)                                 Each Seller agrees that, unless the Buyer shall be in material breach of its obligations under the Services Agreement, for a period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date it will not, directly or indirectly, (i) hire or employ any Identified Employee, (ii) solicit, induce or attempt to induce any Transferred Employee to leave the employment of the Buyer or its Affiliates or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between the Buyer or its Affiliates and any Transferred Employee; unless, in the case of clauses (i) and (ii) above, the employment of such Identified Employee or Transferred Employee has been terminated by the Buyer.

(b)                                 The Buyer agrees that, unless either Seller shall be in material breach of its obligations under the Services Agreement, for a period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date it will not, directly or indirectly, (i) hire or employ any individual listed in Section 5.8(b) of the Disclosure Schedule, (ii) solicit, induce or attempt to induce any employee of either Seller to leave the employment of such Seller or its Affiliates or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between the Sellers or their respective Affiliates and any individual listed in Section

5.8(b) of the Disclosure Schedule; unless, in the case of clauses (i) and (ii) above, the employment of such individual has been terminated by either Seller.

(c)                                  In recognition of the business objectives of the parties hereto in entering into this Agreement and the transactions contemplated hereby and the consideration paid therefor, the Buyer, on the one hand, and the Sellers, on the other hand, each acknowledge and agree that (i) the foregoing non-solicitation and non-hire provisions do not impose a greater restraint than is necessary to protect the legitimate business interests of the other parties hereto, (ii) are reasonable under the circumstances and (iii) the parties hereto would not be willing to consummate the transactions contemplated by this Agreement without each of them entering into the restrictive covenants set forth herein.  If, at any time, the provisions of this Section 5.8 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, this Section 5.8 shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction.

5.9                           Confidential Information.

(a)                                 Between the date of this Agreement and the Closing Date, the Buyer and the Sellers shall maintain in confidence, and shall cause their respective agents and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from any other party hereto in connection with this Agreement or the transactions contemplated hereby, unless such information (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach of this Agreement, generally known or available, (ii) is known by the receiving party at the time of receiving such information, provided the receiving party can demonstrate such knowledge, (iii) is hereafter furnished to the receiving party by a Third Party as a matter of right and without restriction on disclosure, (iv) is independently developed by or on behalf of the receiving party without any breach of this Agreement, (v) is the subject of a written permission to disclose provided by the disclosing party, (vi) is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (vii) is required to be furnished or disclosed in connection with Proceedings.

(b)                                 Subject to the exceptions in clauses (i), (iii) and (v) through (vii) of Section 5.9(a) above, and except to the extent permitted under the License Agreement or the Services Agreement, neither (i) any Seller, the Buyer nor any of their respective Affiliates shall at any time use or disclose to any Person any confidential or proprietary information, knowledge or data relating to another party hereto or the transactions contemplated by this Agreement or the other Transaction Documents and (ii) any Seller nor any of their respective Affiliates shall at any time use or disclose to any Person any confidential or proprietary information, knowledge or data relating to the Purchased Assets, in each case including, without limitation, financial dealings, transactions, trade secrets, intangibles, files, manuals, procedures, notes, forms, reference materials, computer files, programs and databases, Contracts, process information, workflow information, reports and other materials and documents, however maintained, whether or not marked or otherwise identified as confidential or secret.

5.10                    Acknowledgment.  The Buyer, on the one hand, and the Sellers, on the other hand, each acknowledge that, in view of the nature of the Business and the business objectives of the parties in entering into this Agreement and the transactions contemplated hereby, and the consideration paid therefor, the agreements contained in Sections 5.7, 5.8 and 5.9 are reasonably necessary to protect the legitimate business interests of the parties and that any violation of such agreements will result in irreparable injury to the other parties hereto for which damages will not be an adequate remedy.  The Buyer, on the one hand, and the Sellers, on the other, therefore agree that in the event of a breach or threatened breach of any such agreements by any other party hereto or its Affiliates, the affected party shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security.  For purposes of Sections 5.7, 5.8 and 5.9, the parties further agree that (a) the term “Buyer” shall also include each subsidiary and Affiliate of the Buyer now existing or acquired or formed after the date hereof and the successors and assigns of the Buyer and each such Affiliate or subsidiary and (b) the term “Sellers” shall also include each subsidiary and Affiliate of each Seller now existing or acquired or formed after the date hereof and the successors and assigns of each Seller and each such Affiliate or subsidiary.

5.11                    Tax Matters.

(a)                                 The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for (i) the filing of all Tax Returns with respect to the Purchased Assets and the Transferred Employees (and Tax Returns with respect to Transfer Taxes, if any), (ii) the preparation for any audit by any Tax authority with respect to such Tax Returns and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return with respect to the Purchased Assets.  The Buyer and the Sellers shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes or Transfer Taxes involving the Purchased Assets.  Neither the Buyer nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding with respect to any Tax, or Transfer Tax, Return involving the Purchased Assets which compromise or settlement would adversely affect the other party without the prior written consent of the other party, which consent may not be unreasonably withheld.

(b)                                 The Buyer shall pay all personal property Taxes attributable to the Purchased Assets that are due or become due on or after the Closing Date, whether accruing prior to or after the Closing Date, except that the Sellers shall reimburse the Buyer for any such Taxes paid by the Buyer that constitute Pre-Closing Taxes and the Buyer shall reimburse the Sellers for any such Taxes paid by the Sellers that constitute Post-Closing Taxes.  Transfer Taxes shall be borne as allocated in Section 2.4.   All refunds of any such Taxes that constitute Pre-Closing Taxes shall be for the account of the Sellers (except to the extent included in the Purchased Assets), and all refunds of any Taxes that constitute Post-Closing Taxes shall be for the account of the Buyer.

(c)                                  The Sellers shall pay any income Taxes imposed as a result of any income or gain recognized by the Sellers as a result of the sale of the Purchased Assets.

(d)                                 All payments made with respect to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

(e)                                  The parties agree that the Sellers shall be responsible for all Pre-Closing Taxes and shall prepare all Pre-Closing Tax Returns of the Sellers relating to such Pre-Closing Taxes attributable to the use or ownership of the Purchased Assets for all periods ending on or prior to the Closing Date, and the Buyer shall prepare all Tax Returns of the Buyer relating to the use or ownership of the Purchased Assets for all periods beginning after the Closing Date.

5.12                    Certain Limitations on Resale.  From and after the Closing, the Buyer shall not, except in connection with an acquisition of the Buyer by merger, consolidation or sale of all or substantially all of the assets of the Buyer, sell the Borrower Data or the Copyrighted Underwriting-Related Works in the form delivered to the Buyer at the Closing to any Person (other than an Affiliate of the Buyer) without the prior written consent of the Sellers.

5.13                    Release.  Effective as of the Closing, each of the Sellers, on behalf of itself and its Affiliates, releases and forever discharges each Buyer Indemnified Party from any and all Losses, which such Seller now has, has ever had or may hereafter have against any Buyer Indemnified Party arising from acts, omissions, events or circumstances occurring on or prior to the Closing, including for contribution or indemnification; provided, that nothing contained herein shall release any obligation of any Buyer Indemnified Party hereunder or under any other Transaction Document.

ARTICLE VI
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by the Buyer, in its sole discretion, in whole or in part):

6.1                           Accuracy of Representations.  The representations and warranties of the Sellers set forth in this Agreement, the other Transaction Documents and any certificate or document delivered to the Buyer shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters as of a particular date which shall be true and correct in all respects as of such date).

6.2                           Performance.  The Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by them on or before the Closing.

6.3                           Consents.  Except for Consents under Third Party Agreements, the Sellers shall have sent all notices, made all filings and obtained all Consents and Orders that are listed or required to be listed in Sections 3.3(b) and 3.4 of the Disclosure Schedule including but not limited to the Illinois Department of Insurance.  The Buyer shall have obtained all Consents under the Third Party Agreements listed in Section 6.3 of the Disclosure Schedule, or obtained licenses or other agreements for alternative products as contemplated by Section 5.5.  All such Consents, Orders and licenses shall be in form reasonably satisfactory to the Buyer, and none of such Consents, Orders and licenses shall have been revoked.

6.4                           Fannie Mae; Freddie Mac.  The Buyer shall have received conditional approval by Fannie Mae and Freddie Mac and, to the extent necessary, their regulator the Federal Housing Financing Agency, to write private mortgage insurance on terms and in a form acceptable to the Buyer in the Buyer’s sole discretion.

6.5                           No Proceedings or Illegality.  No Proceeding shall be pending or threatened wherein an unfavorable Order could (a) prevent consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents, (b) cause any of the transactions contemplated by this Agreement and the other Transaction Documents to be rescinded or divested following consummation or (c) adversely affect the right of the Buyer to own or operate the Purchased Assets, and no such Order shall be in effect.  No Order or provision of any Legal Requirement shall prohibit the Buyer from consummating the Closing on its behalf.

6.6                           No Bankruptcy or Receivership.  None of any Seller, the Illinois Department of Insurance or any other Person shall have filed any petition or commenced any Proceeding with respect to any Seller under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, no Seller shall have made a general assignment for the benefit of its creditors and no Order for relief shall have been entered against any Seller under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of any Seller.  No Seller shall be subject to any Order appointing a custodian, trustee or receiver for such Seller or all or any material portion of its Assets or authorizing the taking of possession of the Assets of such Seller.

6.7                           No Material Adverse Change.  From the date of this Agreement to the Closing, there shall not have occurred a Material Adverse Effect with respect to the Sellers or the Purchased Assets.

6.8                           Closing Deliveries.  The Buyer shall have received each of the documents and deliveries required by Section 2.3(a).

ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by the Sellers in their sole discretion, in whole or in part):

7.1                           Accuracy of Representations.  The representations and warranties of the Buyer set forth in this Agreement, the other Transaction Documents and any certificate or document delivered to the Sellers shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters as of a particular date which shall be true and correct in all respects as of such date).

7.2                           Performance.  The Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing.

7.3                           Consents.  The Sellers shall have obtained the Consent of the Illinois Department of Insurance.

7.4                           No Proceedings or Illegality.  No Proceeding shall be pending or threatened wherein an unfavorable Order could (a) prevent consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents or (b) cause any of the transactions contemplated by this Agreement and the other Transaction Documents to be rescinded or divested following consummation, and no such Order shall be in effect.  No Order or provision of any Legal Requirement shall prohibit the Sellers from consummating the Closing on their behalf.

7.5                           No Bankruptcy or Receivership.  Neither the Buyer nor any other Person shall have filed any petition or commenced any Proceeding with respect to the Buyer under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, the Buyer shall have not have made a general assignment for the benefit of its creditors and no Order for relief shall have been entered against the Buyer under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of the Buyer.  The Buyer shall not be subject to any Order appointing a custodian, trustee or receiver for the Buyer or all or any material portion of its Assets or authorizing the taking of possession of the Assets of the Buyer.

7.6                           Closing Deliveries.  The Sellers shall have received each of the documents contemplated by Section 2.3(b).

ARTICLE VIII
TERMINATION

8.1                           Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)                                 (i)                                     by the Buyer if a material breach of any provision of this Agreement has been committed by any Seller and such breach has not been waived or (ii) by the Sellers if a material breach of any provision of this Agreement has been committed by the Buyer and such breach has not been waived; provided, that if such breach is capable of being cured a party may not terminate this Agreement under this Section 8.1(a) until a period of thirty (30) days has expired from the date of notice of such breach without such breach having been cured;

(b)                                 (i)                                     by the Buyer if satisfaction of any of the conditions in Article VI is or becomes impossible (other than through the material breach by the Buyer of its obligations under this Agreement) and the Buyer has not waived such condition or (ii) by the Sellers if satisfaction of any of the conditions in Article VII is or becomes impossible (other than through the material breach by any Seller of its obligations under this Agreement) and the Sellers have not waived such condition;

(c)                                  by mutual consent of the Buyer and the Sellers; or

(d)                                 by the Buyer (other than through the breach of the Buyer of its obligations under this Agreement) or the Sellers (other than through the breach by any Seller of its obligations under this Agreement) if the Closing has not occurred on or before one hundred fifty (150) days after the date hereof, or such later date as the Buyer and the Sellers may agree.

8.2                           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate without liability of any party (or any stockholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (a) the obligations in Section 5.9(a), this Article VIII and Articles IX, X and XI will survive such termination and (b) if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s material breach of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination.

ARTICLE IX
INDEMNIFICATION; REMEDIES

9.1                           Survival of Representations, Warranties and Covenants.  All representations and warranties of the parties contained in this Agreement, the other Transaction Documents or any certificate delivered in connection with the Closing shall survive the Closing Date for a period of eighteen (18) months, except that (i) the representations contained in Section 3.15 shall survive until six (6) months following the expiration of the applicable statutes of limitations, (ii) representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall survive until the final resolution of those claims and (iii) the representations contained in Sections 3.1, 3.2, 3.3, 3.9 (first three sentences only), 4.1, 4.2 and 4.3 shall survive the Closing without limitation.  All covenants and agreements of the parties contained in this Agreement and the other Transaction Documents shall survive the Closing without limitation other than the applicable statute of limitations.

9.2                           Indemnification.

(a)                                 Subject to the provisions of this Article IX, effective as of and after the Closing Date, TGIC shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against, and will pay to any Buyer Indemnified Party the amount of, any and all claims, demands, Proceedings, losses, damages (excluding indirect, special, incidental, consequential and punitive damages, except in each case to the extent arising in connection with, as a result of or otherwise relating to any Third Party claim), penalties,

Liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including without limitation, costs of investigating, preparing or defending any such claim or Proceeding and reasonable legal fees and disbursements), as and when incurred by such Buyer Indemnified Party and whether or not involving a Third Party claim (collectively and generically “Losses”), incurred or suffered by any of the Buyer Indemnified Parties, arising out of or relating to (i) any inaccuracy of any representation or warranty of any Seller contained in this Agreement or in any other Transaction Document (including all schedules, exhibits and annexes hereto and thereto) or in any certificate or document delivered in connection therewith, disregarding all qualifications and exceptions contained therein relating to the Knowledge of the Sellers, materiality, specified dollar thresholds or Material Adverse Effect, (ii) any material breach of any covenant or agreement of any Seller contained in this Agreement or any other Transaction Document (exclusive, however, of the Services Agreement) and (iii) any Excluded Liability.

(b)                                 Subject to the provisions of this Article IX, effective at and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties arising by reason of or resulting from (i) any inaccuracy of any representation or warranty of the Buyer contained in this Agreement or in any other Transaction Document (including all schedules, exhibits and annexes hereto and thereto) or in any certificate or document delivered in connection therewith, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality, specified dollar thresholds or Material Adverse Effect, (ii) any material breach of any covenant or agreement of the Buyer contained in this Agreement or any other Transaction Document (exclusive, however, of the Services Agreement), (iii) any Assumed Liability and (iv) any Buyer Closing Expenses.

(c)                                  No party shall have any liability for indemnification with respect to Losses contemplated by Section 9.2(a)(i) or 9.2(b)(i) which would otherwise be indemnifiable hereunder unless and until the total amount of claims in respect of such Losses exceeds $400,000 (the “Basket”) in the aggregate and in such event, such party shall be liable for all Losses in excess of the Basket.

(d)                                 Notwithstanding any provision of this Article IX, the liability of the Sellers under Section 9.2(a)(i) and the Buyer under Section 9.2(b)(i) shall be limited to $6,000,000; except, that the foregoing limitation on liability shall not apply to (i) intentional, fraudulent or willful misrepresentations or (ii) any inaccuracy of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.9 (first three sentences only), 4.1, 4.2 and 4.3.

(e)                                  The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (except for those matters specifically set forth in the Disclosure Schedule) or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(f)                                   Each Indemnified Party shall take all commercially reasonable steps to mitigate any Losses for which it is entitled to indemnification hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that any costs incurred by an Indemnified Party pursuant to this clause (f) shall be included in the amount of Losses for which the Indemnified Party may seek indemnification under this Agreement.

9.3                           Defense of Claims.  If a claim for Losses (a “Claim”) is to be made by a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”), or if any Proceeding is filed or instituted making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, such Indemnified Party shall give notice (a “Claim Notice”) to (a) the Sellers, in the case of an indemnification claim pursuant to Section 9.2(a) or (b) the Buyer, in the case of an indemnification claim pursuant to Section 9.2(b) (the “Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Losses for which indemnification may be sought under this Article IX; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnified Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction).  After receipt of a Claim Notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding at the Indemnifying Party’s expense with counsel of its choice reasonably satisfactory to the Indemnified Party, unless the nature of the Claim creates an ethical conflict for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnifying Party has received the Claim Notice and that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the Proceeding involves only a claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Proceeding actively and diligently.  The Indemnifying Party shall not compromise or settle any such Proceeding without the prior written consent of the Indemnified Party or enter into any settlement negotiations in connection with such Proceeding without giving prior written notice to the Indemnified Party.  In all other cases the Indemnified Party may defend the claim or Proceeding with one counsel of its choosing reasonably satisfactory to and at the expense of the Indemnifying Party.  The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith.  The parties shall cooperate with each other in connection with any defense and in any notifications to insurers.  If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.  The Indemnified Party shall provide prompt notice to the Indemnifying Party in the event of any compromise or settlement entered into pursuant to the immediately preceding sentence.  Losses shall be paid within five (5) Business Days of the final determination of the merits and amount of a Claim.

ARTICLE X
DEFINITIONS

10.1                    Certain Definitions.  In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms.  Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Advanced PTO Days” has the meaning set forth in Section 5.3(f).

“Affiliate or Affiliated” with respect to any specified Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that with respect to the Sellers such term shall not include New South Federal Savings Bank.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Allocation” has the meaning set forth in Section 2.5.

“Ancillary Agreements” means, collectively, (i) a bill of sale in substantially the form of Exhibit F, (ii) an assignment and assumption agreement in substantially the form of Exhibit G, (iii) the Services Agreement, (iv) the Technology Escrow Agreement, (v) the License Agreement, (vi) the Sublease and (vii) any other Contracts delivered by any party hereto at or prior to the Closing.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

“Assumed Contracts” has the meaning set forth in Section 1.2(a)(vi).

“Assumed Liabilities” means any Liability arising after the Closing Date under the Assumed Contracts, except for Liabilities caused by a breach by any Seller of its obligations on or prior to the Closing Date under such Contracts.

“Basket” has the meaning set forth in Section 9.2(c).

“Borrower Data” has the meaning set forth in Section 1.2(a)(ix).

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Buyer” has the meaning set forth in the first paragraph hereof.

“Buyer Closing Expenses” has the meaning set forth in Section 2.4(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Transfer Expense Cap” has the meaning set forth in Section 2.4(b).

“Buyer’s Welfare Plans” has the meaning set forth in Section 5.3(e).

“Claim” has the meaning set forth in Section 9.3.

“Claim Notice” has the meaning set forth in Section 9.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing or Pre-Closing Qualifying Events” has the meaning set forth in Section 5.3(b).

“Closing Payment” has the meaning set forth in Section 2.1(a).

“COBRA” has the meaning set forth in Section 5.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including without limitation, any Governmental Body.

“Contingent Payment” has the meaning set forth in Section 2.1(b).

“Contingent Payment Period” has the meaning set forth in Section 2.1(b).

“Contract” means any agreement, contract, option, license, instrument, mortgage, obligation, commitment, arrangement, promise or undertaking (whether written or oral) that is legally binding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Copyrighted Underwriting-Related Works” has the meaning set forth in Section 1.2(a)(viii).

“Disclosure Schedule” means the schedules attached to this Agreement and entitled Disclosure Schedule.

“Dispute” has the meaning set forth in Section 11.4(a).

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other material rights of Third Parties or material restrictions of any kind, including without limitation any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.15(b).

“Escrowed Material” has the meaning ascribed to it in the Services Agreement.

“Excluded Assets” has the meaning set forth in Section 1.2(b).

“Excluded Liabilities” means each of the following Liabilities (other than Assumed Liabilities): (i) any Liability arising out of or relating to any act or omission of any Seller or event occurring on or prior to the Closing Date; (ii) any Liability under any Assumed Contract that arises out of or relates to any breach by any Seller of its obligations under such Contract on or prior to the Closing Date; (iii) any Liability that arises under any Contract other than an Assumed Contract; (iv) any Liability for Taxes not related to the Purchased Assets, any Liability for Taxes related to the Purchased Assets (other than Transfer Taxes allocated under Section 2.4) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date, that portion of the Transfer Taxes that is the Sellers’ Liability under Section 2.4(a) and any income or similar Taxes imposed on the Sellers (including any franchise Taxes) as a result of the sale of the Purchased Assets; (v) any environmental Liabilities; (vi) any Liability of any Seller or any ERISA Affiliate arising under or with respect to any Plan; (vii) any Liability with respect to any current or former employee, director, member, manager, shareholder, creditor, policy holders, partner, agent or independent contractor of any Seller; (viii) any Liability arising out of or relating to any conduct or alleged conduct of any employee or independent contractor of any Seller other than the Transferred Employees; (ix) any Liability arising out of or relating to any conduct or alleged conduct of any Transferred Employee occurring on or prior to the Closing Date; (x) any Liability with respect to any Indebtedness of any Seller; (xi) any Liability under any policy of insurance written or issued by any Seller or their Affiliates; (xii) any Liability to indemnify, reimburse or advance amounts to or arising from any Guarantee of any Seller; (xiii) any Liability arising out of or resulting from any Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; (xiv) any Liability relating to or resulting from the Purchased Intellectual Property to the extent arising on or prior to the Closing Date (whether or not continuing past the Closing Date); (xv) any Liability for any Seller Closing Expenses; (xvi) any Liability based upon any Seller’s acts or omissions after the Closing Date; and (xvii) any Liability arising from the failure to send any notices, make any filings or obtain any Consents under Section 6.3 (other than Consents under Third Party Agreements addressed in Section 5.5).

“Fannie Mae” means the Federal National Mortgage Association.

“Fixed Payment” has the meaning set forth in Section 2.1(a).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), the Illinois Department of Insurance, Fannie Mae and Freddie Mac.

“Guarantee” means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Identified Employees” has the meaning set forth in Section 5.3(a).

“Indebtedness” means (i) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (ii) every capital lease obligation, (iii) every obligation issued or assumed as the deferred purchase price of property or services and (iv) all obligations in respect of surety bonds, letters of credit or other similar instruments.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Intellectual Property” means all United States and foreign (i) patents, patent rights, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade names, fictitious business names, logos, domain names, reissues, re-examinations, substitutions and extensions thereof, (iii) copyrights (registered and unregistered) and applications for copyright registration, (iv) mask works and registrations and applications for registration thereof, (v) computer software programs and applications (whether in source or object code forms) and related documentation, (vi) databases and sui generis database rights, (vii) trade secrets, know-how and confidential or proprietary information, whether patentable or nonpatentable and whether or not reduced to practice, processes and techniques, research and development information and (viii) other proprietary rights relating to any of the foregoing (including, without limitation, associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the Legal Requirements of all jurisdictions.

“IRS” means the Internal Revenue Service.

“JAMS” has the meaning set forth in Section 11.4(a).

“Knowledge of the Sellers” means the knowledge of Kenneth Jones, Earl Wall, Shirley Gaddy, George Jackson, Steven Haferman, Debbie Steelman, Julia Turner or Ken Nash, in each case after reasonable inquiry and diligence and taking into account the respective duties and responsibilities of each.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.

“Liability” means any liabilities of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet), including without limitation any direct or indirect Guarantee of any Liability of any other Person.

“License Agreement” has the meaning ascribed to it in the Services Agreement.

“Licensed Intellectual Property” means all Intellectual Property included in the Purchased Assets that is licensed to the Sellers.

“Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means, with respect to a Person or any portion of its business or assets, any events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such Person or such portion of its business or assets; provided, however, that none of the following shall constitute a Material Adverse Effect: (i) changes that result from actions taken at the written request of the Buyer and not necessary to effect the Closing of the transactions contemplated hereby; (ii) changes that the Person can demonstrate were primarily attributable to their compliance with the terms of this Agreement or any other Transaction Document; (iii) changes that are the result of factors generally affecting the industry in which the Person operates; and (iv) changes that are the result of economic factors affecting the national or international securities markets; except, in the case of clauses (iii) and (iv), to the extent disproportionately affecting such Person relative to other participants in the industry in which they operate.

“Notices” has the meaning set forth in Section 11.3(b).

“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any referee, arbitrator or mediator.

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, operating agreement, certificate of limited partnership,

business certificate of partners, partnership agreement, declaration of trust or other similar documents.

“Outside Bonus Amount” has the meaning set forth in Section 5.3(a).

“Owned Intellectual Property” means all Intellectual Property which is included in the Purchased Assets that is owned by the Sellers.

“Permits” has the meaning set forth in Section 3.6.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Personally Identifiable Information” means information about a Person which the Buyer obtains from the Sellers that actually identifies such Person.

“Plan” has the meaning set forth in Section 3.15(a).

“Post-Closing Taxes” means (i) any Taxes that are due for a Tax period that begins after the Closing Date and (ii) the post-Closing portion of any Taxes that are due for a Tax period that begins before and ends after the Closing Date.  The post-Closing portion shall be a fraction of such Taxes the numerator of which is the number of days from the Closing Date to the end of the relevant Tax period and the denominator of which is the total number of days in such Tax period.

“Pre-Closing Tax Return” means a Tax Return for a Tax period that begins on or before the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes that are due for a Tax period that ends on or before the Closing Date and (b) the pre-Closing portion of any Taxes that are due for a Tax period that begins before and ends after the Closing Date.  The pre-Closing portion shall be a fraction of such Taxes the numerator of which is the number of days from the beginning of the relevant Tax period to and including the Closing Date and the denominator of which is the total number of days in such Tax period.  For avoidance of doubt, (i) “Pre-Closing Taxes shall not include any Transfer Taxes, which are separately allocated as provided in Section 2.4 and (ii) Pre-Closing Taxes will include any Taxes which are asserted on an arrears basis in a period following the actual Tax year to which such Taxes relate.

“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.2(a).

“Purchased Intellectual Property” has the meaning set forth in Section 3.11(a).

“Restricted Transaction” has the meaning set forth in Section 5.7(a).

“Seller Closing Expenses” has the meaning set forth in Section 2.4(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Sellers” has the meaning set forth in the first paragraph hereof.

“Sellers’ Account” means the bank account of the Sellers set forth on Exhibit H.

“Services Agreement” means the Services Agreement to be entered into on the Closing Date by and among the Buyer and the Sellers in substantially the form of Exhibit I.

“Sublease” means the Sublease Agreement to be entered into on the Closing Date between TGIC and the Buyer for the Sublease Property in substantially the form of Exhibit J.

“Sublease Property” means those portions of the first (1st) and fourth (4th) floors of the building located at 101 South Stratford Road, Winston-Salem, North Carolina, identified in Exhibit A to the Sublease.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including but not limited to statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Body, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Technology Escrow Agreement” has the meaning ascribed to it in the Services Agreement.

“TGI” has the meaning set forth in the first paragraph hereof.

“TGIC” has the meaning set forth in the first paragraph hereof.

“Third Party” means any Person other than the parties to this Agreement.

“Third Party Agreements” has the meaning set forth in Section 5.5(a).

“Transaction Documents” means this Agreement, the Ancillary Agreements and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

“Transfer Expenses” has the meaning set forth in Section 2.4(b).

“Transfer Taxes” means any sales, use, stamp, documentary, filing, recording, transfer, conveyance, real estate transfer, stock transfer, excise, registration, duty, securities, securities transactions or similar Taxes and fees (together with any interest, penalties or additions to Tax attributable thereto), in each case as levied by any Governmental Body in connection with the sale and purchase of the Purchased Assets.

“Transferred Employee” means each Identified Employee who accepts an offer of employment from the Buyer as of the Closing Date.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triad Technology Platform” means, collectively, the Assets of the Sellers described in Section 1.2(a)(i) through (vii).

“Tribunal” has the meaning set forth in Section 11.4(a).

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101, et seq., and any similar state and local Legal Requirements, as amended from time to time, and any regulations, rules and guidelines issued pursuant thereto.

10.2                    General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement.  No rule of strict construction will be applied against any Person.  For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)                                 any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)                                 the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)                                  the use of the term “including” (and with correlative meaning “include” and “includes”) means including without limitation;

(d)                                 references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(e)                                  the captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation; and

(f)                                   any reference herein to a statute, rule or regulation of any Governmental Body (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time.

ARTICLE XI
MISCELLANEOUS

11.1                    Expenses.  Except as otherwise provided herein, each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, without limiting any other rights or remedies available to the Buyer at law or in equity, the Sellers shall promptly reimburse all such costs and expenses incurred by the Buyer upon request therefor (together with reasonable supporting documentation) following a material breach by any Seller of its obligations under Section 5.7.

11.2                    Press Releases and Public Announcements.  Promptly following the execution and delivery of this Agreement, the parties shall issue a joint press release in substantially the form attached hereto as Exhibit K with respect to the transactions contemplated hereby.  The joint press release will clearly state, among other things, that all Liabilities under any policies of insurance written or issued by the Sellers or their Affiliates are expressly excluded from the Purchased Assets, and that all such Liabilities, together with other Excluded Liabilities, will remain the sole responsibility of the Sellers.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that a party may make any public disclosure it believes in good faith is required by applicable Legal Requirements, in which case such party will use its reasonable efforts to consult with the other party prior to such disclosure.  The Sellers and the Buyer will consult with each other concerning the means by which the Sellers’ employees, customers and suppliers and others having dealings with either of them in connection with the Purchased Assets will be informed of the contemplated transactions and will use reasonable efforts to facilitate the Buyer’s participation in any such communication when appropriate.

11.3                    Notices; Certain Consents.

(a)                                 Notwithstanding anything in this Agreement to the contrary, any requirement in this Agreement to (i) notify the Sellers of the occurrence of any event, (ii) deliver any documents or materials to the Sellers, (iii) obtain a waiver from the Sellers with respect to any condition set forth in this Agreement or (iv) obtain the agreement or consent of the Sellers with respect to any matter set forth in this Agreement, shall be deemed to be satisfied for purposes of this Agreement upon the Buyer (A) providing such notice to TGIC, (B) delivering such documents or materials to TGIC, (C) obtaining such waiver from TGIC or (D) obtaining such agreement or consent of TGIC, as applicable.  The Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by TGIC and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by TGIC.  Each Seller acknowledges that this Section 11.3(a) is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement.

(b)                                 All notices, consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (against receipt), (ii) sent by telecopier or electronic-mail (with written confirmation of receipt), (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (iv) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may hereafter designate by similar Notice to the other parties):

If to the Sellers:

Triad Guaranty Insurance Corporation
101 South Stratford Road
Winston-Salem, North Carolina 2104
Attention: Earl F. Wall
Telecopier No.: (336) 331-1519
E-Mail: ewall@tgic.com

with a copy to:

Womble Carlyle Sandridge & Rice
One West Fourth Street
Winston-Salem, North Carolina 27101
Attention: Jeffrey C. Howland
Telecopier No.: (336) 733-8371
E-Mail: jhowland@wcsr.com

If to the Buyer:

Essent Guaranty, Inc.
201 King of Prussia Road
Radnor, Pennsylvania 19087
Attention: Mark A. Casale, CEO
E-Mail: mark.casale@essent.us

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas

New York, New York 10019
Attention: Michael Groll
Telecopier No.: (212) 649-0999
E-Mail: mgroll@dl.com
Attention: Jeffrey S. MacDonald
Telecopier No.: (212) 632-0102
Mail: jmacdonald@dl.com

11.4                    Mandatory and Binding Arbitration.

(a)                                 The Buyer, on the one hand, and the Sellers, on the other hand, shall seek in good faith to reach agreement as to any dispute, controversy, claim or difference of any kind (“Dispute”) between the parties arising out of or related to this Agreement.  If the parties hereto are unable to reach such agreement within thirty (30) Business Days of one party delivering written notice of a Dispute to the other, then the Dispute shall be finally settled by an arbitral tribunal (the “Tribunal”) under the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS”) as in force at the time such arbitration is commenced, except as provided below.  The Tribunal shall apply the law of the State of New York in the arbitration proceedings.

(b)                                 The Tribunal shall consist of three (3) arbitrators.  The Buyer, on the one hand, and the Sellers, on the other hand, shall each nominate an arbitrator within fourteen (14) days of the request for arbitration.  If the Buyer or the Sellers fail to nominate an arbitrator, JAMS shall appoint such arbitrator within seven (7) days of notice of a party’s failure to appoint an arbitrator within the required period.  Following their selection, the two (2) party-nominated arbitrators shall together agree upon the nomination of the third (3rd) arbitrator within thirty (30) days after the nomination of the second arbitrator.  If the two (2) party-nominated arbitrators are unable to agree on the nomination of the third arbitrator within the thirty (30) day period, JAMS shall appoint the third arbitrator within seven (7) days of notice of the parties’ inability to agree on a third (3rd) arbitrator within the required period.  The third (3rd) arbitrator, however appointed, shall serve as Chairman of the Tribunal.

(c)                                  The site of the arbitration shall be New York, New York and the arbitration proceedings shall be conducted exclusively in English.  The arbitration proceedings shall be confidential.  All disputes concerning or relating to arbitrability of disputes under this Agreement or the jurisdiction of the arbitrators shall be resolved in the first instance by the arbitrators.

(d)                                 The award shall be rendered in writing and shall set forth in reasonable detail the facts of the dispute and the reasons for the Tribunal’s decision.  In the award, the Tribunal shall apportion the costs and expenses of the arbitration.  The award rendered in any arbitration commenced hereunder shall be final and conclusive and binding upon the parties upon the date it is rendered.  The parties hereto undertake to implement any award rendered by the Tribunal and judgment upon the award maybe entered in any court of competent jurisdiction.

(e)                                  The arbitrators are authorized to consolidate multiple Disputes between the parties to the Transaction Documents where efficient and appropriate.

(f)                                   Either party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the Dispute is otherwise resolved.  Either party may apply to any court having jurisdiction hereof and seek injunctive relief until such time as the arbitrators are available to consider the request for injunctive relief.

11.5                    Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby (including conveyance and transfer of the Purchased Assets to the Buyer).

11.6                    Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged with such amendment or waiver.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.7                    Entire Agreement.  This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full.  In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.8                    Assignments, Successors and No Third-Party Rights.  Neither party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties except that the Buyer may assign any of its rights under this Agreement to any Affiliate of the Buyer, provided that any such assignment shall not relieve the Buyer of its duties and obligations hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.9                    Severability.  The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.10             No Merger or Continuation.  The parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall in no way constitute a merger or consolidation of the Buyer and the Sellers or any of them.  Subject to the terms and conditions herein and in the other Transaction Documents the Sellers shall be responsible for the operation of their respective businesses from and after the Closing Date, and the Buyer shall not be a continuation of any Seller or any Affiliate of any Seller.

11.11             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

11.12             Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Original signatures hereto and to other Transaction Documents may be delivered by facsimile or .pdf which shall be deemed originals.

11.13             Guaranty.  TGI hereby absolutely, irrevocably and (except as set forth in this Agreement) unconditionally guarantees to the Buyer, as principal obligor and not merely as surety, the due and punctual payment and performance of each of TGIC’s obligations under this Agreement, including without limitation the payment of all amounts due from TGIC under Article IX of this Agreement, as and when due and payable, and TGI shall immediately pay and perform all such obligations upon written demand made at any time by the Buyer from and after the date such amounts are due and payable by TGIC but remain unpaid.  The foregoing obligation of TGI constitutes a continuing guaranty of payment and not of collection and is and shall be absolute and unconditional under any and all circumstances except as set forth in this Agreement, including without limitation circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Except as set forth in this Agreement, the obligation of TGI hereunder shall not be discharged, impaired, delayed or otherwise affected by the failure of the Buyer to assert any claim or demand against TGIC or to enforce or pursue any remedy hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

TRIAD GUARANTY INSURANCE CORPORATION

By:	/s/ Kenneth W. Jones
Print name: Kenneth W. Jones
Title: President and Chief Executive Officer

TRIAD GUARANTY INC.

By:	/s/ Kenneth W. Jones
Print name: Kenneth W. Jones
Title: President and Chief Executive Officer
and Chief Financial Officer

BUYER:

ESSENT GUARANTY, INC.

By:	/s/ Mark A. Casale
Print name: Mark A. Casale
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]